UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 11, 2026

Ispire Technology Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-41680	84-5106049
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(IRS Employer Identification No.)

19700 Magellan Drive

Los Angeles, CA 90502

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (310) 742-9975

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ISPR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of President

On August 11, 2026, the board of directors (the “Board”) of Ispire Technology Inc. (the “Company”) appointed Mr. Steven Przybyla as the Company’s President, effective immediately. In addition to his new role as President, Mr. Przybyla will continue to serve as the Company’s Chief Legal Officer and Secretary.

Mr. Przybyla, age 40, has served as our chief legal officer and secretary since September 1, 2023. Mr. Przybyla has over 10 years of regulated cannabis industry experience and a nearly a decade of experience in nicotine/tobacco product regulation. Mr. Przybyla previously served as the Company’s appointed board member for its IKE Joint Venture from April 2024 to July 2026. From July 2020 to April 2023, Mr. Przybyla was General Counsel and Corporate Secretary, and then President of Hemp/Cannabis, at 22nd Century Group. Inc., a plant biotechnology company. While at 22nd Century, Mr. Przybyla helped to secure the only Modified Risk Tobacco Product approval for a combustible cigarette authorized by the U.S. Food and Drug Administration to date. Prior to that, he was President of the Medical Division at Jushi, Inc., a multi-state cannabis operator, from 2018 to 2020, General Counsel at Dent Neurologic Group LLP from 2016 to 2018 and General Counsel at Seneca Development Corporation from 2015 to 2016. Early in his career, he worked as an associate at Phillips Lytle LLP. Mr. Przybyla received his undergraduate degree in Economics from Washington & Lee University and his Juris Doctor from Columbia Law School.

At this time, no changes have been made to Mr. Przybyla’s compensation related to his appointment as president and Mr. Przybyla will continue to serve under the terms of his employment agreement with the Company dated June 25, 2024 (the “Przybyla Agreement”). Pursuant to the Przybyla Agreement, Mr. Przybyla’s employment with the Company is at will and may be terminated by either Mr. Przybyla or the Company at any time, for any reason, or no reason. Mr. Przybyla receives an annual base salary of $400,000, which may be increased from time to time, but not decreased, during the term of his employment. Mr. Przybyla is eligible for an annual discretionary bonus with a bonus target of 50% of his annual base salary, subject to the discretion of the compensation committee of the Board. Mr. Przybyla is eligible for any fringe benefits offered by the Company on the same terms and conditions as other executives, including group health benefits and a 401k retirement plan. The Company has agreed to bear the costs associated with Mr. Pzybyla’s maintenance of his professional licenses. In the event Mr. Przybyla is terminated without cause or resigns for good reason, Mr. Przybyla is entitled to severance in the amount of twelve months’ then-applicable base salary and immediate accelerated vesting of 50% of any unvested equity grants (as that term is defined in the Company’s 2022 Equity Incentive Plan (the “Plan”)) that Mr. Przybyla has received under the Plan, regardless of the terms of the Plan or any award agreement. The Przybyla Agreement additionally contains customary assignment of invention, indemnification and confidentiality provisions.

Mr. Przybyla does not have any family relationship with any director or executive officer of the Company. Mr. Przybyla has not engaged in any related party transaction with the Company that would be required to be disclosed pursuant to Item 404 of Regulation S-K.

Item 7.01 Regulation FD Disclosure.

On August 17, 2026, the Company issued a press release announcing Mr. Przybyla’s appointment as President. The Press release is attached as Exhibit 99.1 hereto and incorporated by reference in this Item 7.01.

The information set forth in this Item 7.01 is furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. The information in this Item 7.01 shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits.

The following exhibits are being furnished or filed, as applicable, with this Current Report on Form 8-K:

Exhibit No.	Description
99.1*	Press release, dated August 17, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Furnished herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ispire Technology Inc.

	By:	/s/ Tuanfang Liu
		Name:	Tuanfang Liu
		Title:	Chief Executive Officer

Dated: August 17, 2026

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